Exhibit 99.1



nStor Technologies Sells Assets of
Subsidiary, Borg Adaptive Technologies,
Inc., for $7.5 Million

WEST PALM BEACH, Fla. -- (BUSINESS WIRE) -- Jan. 10, 2000 -- nStor Technologies, Inc. (AMEX:NSO - news) announced today it has completed the sale of the assets of its wholly- owned subsidiary, Borg Adaptive Technologies, Inc., to QLogic Corporation (NASDAQ:NMS:QLGC) for a cash purchase price of $7.5 million, retaining a perpetual license for Borg's AdaptiveRAID(R) technology.

Commencing on the transaction, H. Irwin Levy, Chairman of nStor Technologies, said, "The transaction gives nStor the financial freedom to capitalize on the growing demand for Storage Area Network solutions for the Linux, UNIX and NT environments without compromising its products and solutions. By retaining the license to integrate the Adaptive technology into our solutions platform, we continue to offer our customers and partners the highest possible performance dynamics, while significantly strengthening our balance sheet and liquidity. nStor's ability to combine the OneofUs technology platform with Adaptive's premier software differentiates nStor as a leader in SAN solutions for years to come."

The Company recently announced that it has signed a letter of intent to purchase the assets of OneofUs Company, Ltd., a Taiwan-based, privately-held designer of high performance Fibre Channel RAID controllers and storage solutions for the open systems and Storage Area Networking (SAN) market. The technology acquired will provide nStor Fibre-to-Fibre RAID controller solutions with Active/Active capabilities, Lun Mapping and other important Storage Area Networking features.

nStor Technologies is a leading global manufacturer and supplier of high availability, high-performance external RAID and Storage Area Networking solutions for the Linux, Unix and NT systems, combining advanced storage management software. nStor products are marketed through a worldwide network of OEMs and distributors.

nStor has offices located throughout the U.S., Europe, the Asia/Pacific-Rim and Latin America. nStor is a member of the Fibre Channel Community (FCC), the Storage Networking Industry Alliance (SNIA) and the RAID Advisory Board (RAB). Additional information about nStor and its products can be found on the World Wide Web at http://www.nstor.com.


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This press release  includes  statements  that may constitute  "forward-looking"
statement, usually containing the words "believe," "estimated," "project"," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause of contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party, vendors and other risks detailed in the Company's periodic report
filings  with  the   Securities  and  Exchange   Commission.   By  making  these
forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kesa.com.

Contract:

         nStor Technologies, West Palm Beach
         H. Irwin Levy
         561-640-3100
              or
         KCSA, New York
         Todd Fromer
         212-896-1215
         tfromer@kcsa.com